Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
Vice President, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
MONDAY, APRIL 29, 2013

STRATEGIC HOTELS & RESORTS REPORTS FIRST QUARTER 2013
FINANCIAL RESULTS

Reaffirms Full Year Guidance Ranges

CHICAGO - April 29, 2013 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the first quarter ended March 31, 2013.

($ in millions, except per share and operating metrics)	First Quarter
Earnings Metrics	2013	2012	%
Net loss attributable to common shareholders	$(23.4)	$(31.5)	N/A
Net loss per diluted share	$(0.12)	$(0.17)	N/A
Comparable funds from operations (Comparable FFO) (a)	$2.3	$3.1	(25.2)%
Comparable FFO per diluted share (a)	$0.01	$0.02	(50.0)%
Comparable EBITDA (a)	$34.5	$33.3	3.5%

Total United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$280.36	$263.44	6.4%
Occupancy	67.9%	68.2%	(0.3)	pts
Revenue per Available Room (RevPAR)	$190.35	$179.57	6.0%
Total RevPAR	$362.93	$343.98	5.5%
EBITDA Margins	18.9%	17.8%	110	bps

North American Same Store Operating Metrics (c)
ADR	$265.73	$248.23	7.0%
Occupancy	66.2%	67.5%	(1.3)	pts
RevPAR	$175.99	$167.60	5.0%
Total RevPAR	$335.95	$320.18	4.9%
EBITDA Margins	18.0%	17.8%	20	bps

(a)
Please refer to tables provided later in this press release for a reconciliation of net loss to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Total North American portfolio (see portfolio definitions later in this press release).

(c)	Operating statistics reflect results from the Company’s North American same store portfolio (see portfolio definitions later in this press release).

“We are pleased with our first quarter results, which exceeded our expectations.  Most notable was the very strong transient demand seen in the quarter as well as significant increases in ADR across our portfolio and guest categories,” commented Raymond Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc. “While group nights declined as compared to the prior year period, this was expected due to non-recurring city-wide conventions and other group meetings, as well as planned displacement at select properties during capital renovations. As we look forward to the remainder of the year, we expect very strong group demand and are reaffirming our full year guidance,” concluded Gellein.

First Quarter Highlights

▪
Net loss attributable to common shareholders was $23.4 million, or $0.12 per diluted share, in the first quarter of 2013, compared with net loss attributable to common shareholders of $31.5 million, or $0.17 per diluted share, in the first quarter of 2012.

▪	Comparable FFO was $0.01 per diluted share in the first quarter of 2013, compared with $0.02 per diluted share in the prior year period.

▪	Comparable EBITDA was $34.5 million in the first quarter of 2013, compared with $33.3 million in the prior year period, a 3.5 percent increase between periods.

▪
Total North American portfolio RevPAR increased 6.0 percent in the first quarter of 2013, driven by a 6.4 percent increase in ADR, offsetting a 0.3 percentage point decline in occupancy compared to the first quarter of 2012. Total RevPAR increased 5.5 percent between periods with non-rooms revenue increasing by 4.6 percent between periods.

▪
Transient occupied room nights in the Total North American portfolio increased 6.2 percent in the first quarter of 2013, which partially offset an 8.3 percent decline in group occupied room nights compared to the first quarter of 2012. Transient ADR increased 6.9 percent compared to the first quarter of 2012 and group ADR increased 4.2 percent.

▪
RevPAR increased 6.2 percent in the first quarter of 2013 in the Company's Total North American urban portfolio and 5.7 percent in the Company's Total North American resort portfolio, compared to the first quarter of 2012.

▪
North American same store RevPAR increased 5.0 percent in the first quarter of 2013, driven by a 7.0 percent increase in ADR, offsetting a 1.3 percent point decline in occupancy. Total RevPAR increased 4.9 percent with non-rooms revenue increasing by 4.4 percent between periods. The decline in occupancy was driven by a decrease in group room nights due to several large, non-repeat group bookings from the first quarter of 2012.

▪
European RevPAR declined 9.7 percent (9.0 percent in constant dollars) in the first quarter of 2013, driven by a 3.4 percentage point decrease in occupancy and a 5.6 percent decrease in ADR (4.9 percent in constant dollars) between periods. European Total RevPAR decreased 5.6 percent in the first quarter of 2013 over the prior year period (4.9 percent in constant dollars).

▪
North American same store EBITDA margins expanded 20 basis points in the first quarter of 2013, compared to the first quarter of 2012. Total North American portfolio EBITDA margins expanded 110 basis points.

▪
Group room nights currently booked for 2013 are 4.3 percent higher compared to room nights booked for 2012 at the same time last year, with rates 3.3 percent higher, resulting in a 7.7 percent RevPAR increase.

▪
The GAAP accounting treatment related to the Marriott NOI guarantee at the JW Marriott Essex House also impacted the Company's first quarter results. Monthly guarantee payments, which totaled approximately $5.6 million and for which the Company's pro-rata share was $2.9 million, are recorded as deferred revenue and will be recognized as Other Hotel Operating Revenue at year-end.

Preferred Dividends
On February 21, 2013, the Company's board of directors declared a quarterly dividend of $0.53125 per share of 8.5 percent Series A Cumulative Redeemable Preferred Stock paid on April 1, 2013 to shareholders of record as of March 18, 2013, a quarterly dividend of $0.51563 per share of 8.25 percent Series B Cumulative Redeemable Preferred Stock paid on April 1, 2013 to shareholders of record as of March 18, 2013 and a quarterly dividend of $0.51563 per share of 8.25 percent Series C Cumulative Redeemable Preferred Stock paid on April 1, 2013 to shareholders of record as of March 18, 2013.
Transaction Activity
On March 12, 2013 the Company, along with certain affiliates of Blackstone Real Estate Partners VI, L.P., its joint venture partner, closed on a $475 million loan secured by the Hotel del Coronado. Under the terms of the agreement, the loan bears interest at LIBOR plus 365 basis points and has an initial two-year term with three, one-year extension options available to the venture upon satisfaction of certain financial and other conditions.
2013 Guidance
Based on the results of the first quarter and current forecasts for the remainder of the year, management is reaffirming its guidance range for full year 2013 RevPAR growth, Total RevPAR growth, Comparable EBITDA, and Comparable FFO per fully diluted share.
For the year ending December 31, 2013, the Company anticipates that Comparable EBITDA will be in the range of $195.0 million to $210.0 million and Comparable FFO in the range of $0.33 and $0.40 per fully diluted share. Management is also reaffirming its guidance for North American same store RevPAR growth in the range between 5.0 percent to 7.0 percent and Total RevPAR growth in the range between 4.0 percent and 6.0 percent.
Portfolio Definitions
Total North American portfolio hotel comparisons for the first quarter 2013 are derived from the Company's hotel portfolio at March 31, 2013, consisting of all 16 properties located in North America, including unconsolidated joint ventures.
North American same store hotel comparisons for the first quarter of 2013 are derived from the Company's hotel portfolio at March 31, 2013, consisting of properties located in North America and held for five or more quarters, in which operations are included in the consolidated results of the Company. As a result, same store comparisons include 13 properties and exclude the JW Marriott Essex House Hotel, which was acquired on September 14, 2012, and the unconsolidated Hotel del Coronado and Fairmont Scottsdale Princess hotels.
European hotel comparisons for the first quarter of 2013 are derived from the Company's European owned and leased hotel properties at March 31, 2013, consisting of the Marriott London Grosvenor Square and the Marriott Hamburg hotels.
Earnings Call
The Company will conduct its first quarter 2013 conference call for investors and other interested parties on Tuesday, April 30, 2013 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to access the call by dialing 866.953.6856 (toll international: 617.399.3480) with passcode 30814835. To participate on the webcast, log on to the company's website at http://www.strategichotels.com or http://edge.media-server.com/m/p/jrirmk6w/lan/en 15 minutes before the call to download the necessary software.
For those unable to listen to the call live, a taped rebroadcast will be available beginning at 12:00 p.m. ET on April 30, 2013 through 11:59 p.m. ET on May 7, 2013. To access the replay, dial  888.286.8010 (toll international: 617.801.6888) with passcode 35134540.  A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.earnings.com for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results. This supplemental data is considered an integral part of this earnings release. These materials are available on the Strategic Hotels & Resorts' website at www.strategichotels.com within the first quarter information section.

About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,272 rooms and 840,000 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company's future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company's continued focus on improving profitability.  Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain or refinance maturing debt, including the $106.5 million mortgage debt related to the Marriott London Grosvenor Square hotel that matures on October 15, 2013; the Company's ability to maintain compliance with covenants contained in its debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company's most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2013 net loss attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share (in millions, except per share data):

	Low Range	High Range
Net Loss Attributable to Common Shareholders	$(49.8)	$(34.8)
Depreciation and Amortization	117.3	117.3
Interest Expense	93.8	93.8
Income Taxes	1.1	1.1
Non-controlling Interests	—	—
Adjustments from Consolidated Affiliates	(15.5)	(15.5)
Adjustments from Unconsolidated Affiliates	24.3	24.3
Preferred Shareholder Dividends	24.2	24.2
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Other Adjustments	(0.2)	(0.2)
Comparable EBITDA	$195.0	$210.0

	Low Range	High Range
Net Loss Attributable to Common Shareholders	$(49.8)	$(34.8)
Depreciation and Amortization	116.5	116.5
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Non-controlling Interests	(0.1)	—
Adjustments from Consolidated Affiliates	(7.9)	(7.9)
Adjustments from Unconsolidated Affiliates	14.9	14.9
Other Adjustments	(3.3)	(3.3)
Comparable FFO	$70.1	$85.2
Comparable FFO per Diluted Share	$0.33	$0.40